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                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE
JULY 15, 1999

                       ASCHE TRANSPORTATION SERVICES, INC.
   ANNOUNCES THE COMPLETION OF A $3 MILLION PRIVATE PLACEMENT OF COMMON STOCK


SHANNON, IL, July 15 -- Asche Transportation Services, Inc. (Nasdaq: ASHE) announced today the completion of a private placement of the Company's common stock to an individual investor. The Company raised $3,000,000 in exchange for 750,000 shares of the Company's common stock. The proceeds will be used to pay-off subordinated and senior debt of the Company. The savings from reduced expenses related to this transaction are expected to result in an increase in net earnings of approximately $250,000 in an annualized basis.

"The completion of this transaction along with the $9,100,000 proceeds raised from the modification of a long-term customer contract completed in June 1999 are significant steps towards the total recapitalization of the Company," commented Leon M. Monachos, CFO.

Asche, through its operating subsidiaries, Asche Transfer, Inc. and AG Carriers, Inc., is a leading provider of temperature-controlled, time-sensitive transportation of frozen foods, juice concentrates, perishable commodities, household and retail commodities, and tropical foliage. STS, as an operating subsidiary of Asche, is a leading provider of municipal solid waste and bulk industrial transport services. Its shares trade on the Nasdaq National Market under the symbol ASHE.

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as, "forward looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including "anticipates," "believes," "intends," "estimates," "expects" and similar expressions. The Company cautions readers that forward-looking statements, including without limitation, those relating to the Company's future business prospects, revenues and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements, due to several important factors, including, among others, those identified from time to time in the Company's reports filed with the SEC. Such risk factors include, but are not limited to, general economic conditions, availability of drivers, fuel costs, labor costs, interest rates, competition and governmental regulations.